EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Interests Of Named Experts And Counsel" and to the use of our reports dated July 13, 2000, in the Registration Statement (Form SB-2) and related Prospectus of Lifestream Inc. for the registration of shares of its common stock.

     Our audit also included the financial statement schedule of Lifestream Inc. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Vancouver,  Canada


Elliott,  Tulk,  Pryce,  Anderson
CHARTERED  ACCOUNTANTS



/s/  Elliott,  Tulk,  Pryce,  Anderson
--------------------------------------
Elliott,  Tulk,  Pryce,  Anderson


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